Exhibit 99.1

Pattern Energy Commits to Acquire 324 MW Broadview Wind Power Facility in New Mexico for $269 Million

Project expected to provide approximately $28 million
in annual cash available for distribution

SAN FRANCISCO, California, June 30, 2016 - Pattern Energy Group Inc. (NASDAQ: PEGI) (TSX: PEG) (“Pattern Energy”) today announced it has committed to acquire interests in the 324 megawatt (“MW”) Broadview Wind power facility (“Broadview”) and associated independent 35-mile 345 kV Western Interconnect transmission line from Pattern Energy Group LP (“Pattern Development”) for $269 million at commencement of commercial operations (“COD”). Pattern Development has closed financing and is beginning construction on Broadview, which is located 30 miles north of Clovis, New Mexico.

Highlights

•	Pattern Energy has committed to acquire Broadview, and the associated transmission line, for $269 million at commencement of commercial operations

•	Pattern Energy has all the capital required to fund the transaction with currently available liquidity and new project holding company commitments from debt financing facilities

•	Broadview has closed construction and term financing and the COD of the project is expected in early 2017

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Pattern Energy expects Broadview to generate cash available for distribution (“CAFD”) of approximately $28 million per year based on a five-year average run rate, before financing costs, which results in a pre-financing CAFD multiple of 9.6x for Pattern Energy’s owned capacity

“This world-class wind project will deliver attractively-priced power directly into the California market under two 20-year contracts with Southern California Edison,” said Mike Garland, President and CEO of Pattern Energy. “Broadview is a terrific addition to the Company; representing a twelve percent increase to our current portfolio’s owned capacity and a material, accretive increase in our cash available for distribution. We identified this opportunity earlier this year, as a transaction we would likely commit to acquire when it reached COD. We can meet the funding requirements for the acquisition with a portion of our currently available cash and liquidity and from new project financing facilities. Our commitment is to provide dividends, especially in uncertain markets, and this project supports that commitment.”

Pattern Energy has committed to acquire from Pattern Development an 84% initial cash flow interest in Broadview and a 99% ownership interest in the Western Interconnect transmission line for a total cash purchase price of $269 million, which will be funded at the commencement of commercial operations in less than a year. Institutional equity investors have committed to acquire from Pattern Development a 16% initial cash flow interest in, and a 99% initial taxable income allocation from, Broadview, which will also be funded following the commencement of commercial operations.

Following the acquisition, based on its initial cash flow share, Pattern Energy will retain an owned interest of 272 MW in Broadview. Pattern Energy’s commitment to own and operate the facility was a core component of securing high-quality institutional equity investors for the project financing.

Pattern Energy will fund the cash purchase price for its interest in the project, including the associated transmission line, at the commencement of commercial operations in less than a year with currently available corporate liquidity and up to $160 million of long-term project holding company debt financing commitments.

The Broadview power facility will consist of 141 Siemens 2.3 MW wind turbines and has the capacity to generate 324 MW of energy, the power equivalent to the annual energy usage of approximately 180,000 California homes. Broadview will be limited to 297 MW of injection capacity at the project’s transmission interconnection point.

Broadview has entered into two 20-year power purchase agreements (“PPAs”) with Southern California Edison (“SCE”), which has a BBB+/A2 credit rating, for sale of 100 percent of its output, up to a total of 297 MW, which has been factored into the project’s economics.

Broadview will interconnect to the new, privately-developed Western Interconnect transmission project, which will deliver the output to the California Independent System Operator (“CAISO”). Western Interconnect is a 345 kV transmission line, approximately 35 miles in length, which will be 99% owned and operated by Pattern Energy. The combined cash available for distribution from the project and transmission line, before any financing costs, is expected to be approximately $28 million annually based on a five-year average run rate.

About Pattern Energy
Pattern Energy Group Inc. is an independent power company listed on The NASDAQ Global Select Market and Toronto Stock Exchange. Pattern Energy has a portfolio of 17 wind power facilities, including one it has agreed to acquire, with a total owned interest of 2,554 MW in the United States, Canada and Chile that use proven, best-in-class technology. Pattern Energy’s wind power facilities generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information" within the meaning of Canadian securities laws, including statements regarding the ability to consummate the acquisition of Broadview and/or Western Interconnect, the COD date of Broadview, Pattern Energy’s estimated funding date of Broadview, the annual CAFD generated by Broadview, Pattern Energy’s funding plan through available liquidity and/or drawing upon project holding company debt financing commitments, the generation capacity of Broadview, and power equivalent annual energy usage of California homes such capacity represents. These forward-looking statements represent Pattern Energy’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Pattern Energy’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Pattern Energy does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Pattern Energy to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Pattern Energy’s annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted

therein could cause actual events or Pattern Energy’s actual results to differ materially from those contained in any forward-looking statement.
These forward-looking measures of annual CAFD and pre-financing CAFD multiple are non-GAAP measure that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward looking changes in working capital balances which are added to earnings to arrive at cash provided by operations and subtracted therefrom to arrive at CAFD.
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Contacts:

Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Ross Marshall 416-526-1563 ross.marshall@loderockadvisors.com

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